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                 WE URGE YOU NOT TO SIGN THE WHITE CONSENT CARD

                                 August 9, 1999

Dear Fellow Hemagen Shareholder:

We believe it is time to clear the air once and for all regarding the lies and misrepresentations being spread by the Redwood Group. It seems obvious to us that they are desperate in their actions and communications and will go to almost any length to take control of your company.

                     THE REDWOOD GROUP LIES JUST DON'T FLY

Here are the facts surrounding Redwood's misleading statements:

    - The Redwood Group would have you believe that the current management's interests are not aligned with yours regarding maximizing shareholder value. Guess What?? The current management are the largest shareholders of Hemagen. Certainly larger than the Redwood Group. WHEN YOU MAKE MONEY WE MAKE MONEY.

    - REDWOOD LIED TO YOU when they stated that Hemagen refused a tender offer of $2.50 to $3.00 per share. Hemagen has never received or declined an offer to purchase its shares for $2.50 to $3.00 per share.

    - REDWOOD LIED AGAIN when they stated that Hemagen only has 5 or 6 full time employees. In fact, Hemagen has over 40 full time employees at its Waltham, Massachusetts facility, over 25 employees in San Diego, California and 15 employees in Columbia, Maryland.

         IF REDWOOD LIES TO YOU IN THIS WAY NOW--JUST IMAGINE HOW THEY
                 WOULD ACT IF THEY HAD CONTROL OF YOUR COMPANY

             PLEASE SIGN DATE AND RETURN THE ENCLOSED BLUE CONSENT
                             REVOCATION CARD TODAY
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                  YOUR CURRENT BOARD HAS A PLAN AND A STRATEGY

    Unlike the Redwood Group, which has resorted to telling lies and has yet to set forth a bona fide plan to increase shareholder value, we have a definitive business plan for Hemagen's growth. Your management has already taken significant steps to refocus the company on it's core businesses and to shed unprofitable operations. WE EXPECT THE STEPS WHICH MANAGEMENT HAS ALREADY PUT INTO ACTION WILL REDUCE EXPENSES AND POTENTIAL LOSSES BY MORE THAN $1 MILLION. WE PLAN TO SEE THESE SAVINGS GO RIGHT TO THE BOTTOM LINE. Our business plan is working and we believe this is the primary reason why the Redwood Group is trying to take control of your company at this time.

            YOUR CURRENT BOARD OF DIRECTORS IS BEST PREPARED TO LEAD
                HEMAGEN INTO A FUTURE OF GROWTH AND PROFITABLITY

    Since Hemagen went public in 1993, your Board of Directors has worked diligently to grow the company and has taken to heart their fiduciary obligation to maximize value for all shareholders. YOUR BOARD OF DIRECTORS FIRMLY BELIEVES THAT HEMAGEN HAS A UNIQUE OPPORTUNITY TO MAKE FURTHER IMPROVEMENTS IN PROFITABILITY AND TO ENHANCE THE MARKET VALUE OF YOUR INVESTMENT BY CARRYING OUT ITS BUSINESS PLAN.

         THE ACTIONS TAKEN BY REDWOOD ARE DISTRACTING AND HAVE ALREADY
                  HAD A SIGNIFICANT NEGATIVE IMPACT ON HEMAGEN

    Although we believe that through our successful business plan we have turned the corner to position Hemagen for significant future growth, the consent solicitation waged by Redwood is having a damaging effect on our business.

- CLIENTS AND PROSPECTIVE CLIENTS HAVE TOLD US THAT THEY WILL NOT DO BUSINESS WITH US AT THIS TIME BECAUSE OF THE PENDING CONSENT SOLICITATION.

- OUR EFFORTS TO INTERVIEW AND RECRUIT NEW OUTSIDE INDEPENDENT DIRECTOR NOMINEES TO JOIN OUR BOARD HAVE BEEN STIFLED BECAUSE OF THIS CONSENT SOLICITATION.

- YOUR BOARD AND HEMAGEN'S MANAGEMENT TEAM ARE CONSTANTLY SEEKING NEW TRANSACTIONS THAT WILL BENEFIT HEMAGEN. WE BELIEVE THAT, DUE TO THE RECENT ACQUISITION OF THE ANALYST BUSINESS AND THE STATE OF THE CLINICAL CHEMISTRY MARKETPLACE, THE COMPANY IS NOW POSITIONED TO LOCATE TRANSACTIONS WHICH CAN SIGNIFICANTLY HEIGHTEN THE TRAJECTORY OF HEMAGEN'S PATH FOR GROWTH. WE BELIEVE THAT THE PENDING CONSENT SOLICITATION WILL HAVE A CHILLING EFFECT ON THESE TRANSACTIONS.

    The actions taken by Redwood are hurting your company. We are anxious to put this distracting experience behind us and continue on with our business and to grow Hemagen and enhance shareholder value.
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    SHOW REDWOOD THAT YOU FEEL THE SAME WAY BY SIGNING DATING AND RETURNING THE
ENCLOSED BLUE CONSENT REVOCATION CARD IN THE ENVELOPE PROVIDED.

    If for some reason you previously signed a WHITE Redwood Group consent card, you have every legal right to change your vote. To do so, simply return a later dated and signed BLUE consent revocation card immediately. If you have any questions or need assistance in completing the BLUE consent revocation card, please call our solicitors: MacKenzie Partners, Inc. at (800) 322-2885 or call collect at (212) 929-5500.

Thank you for your continued support.
Sincerely,
Carl Franzblau
President, Chief Executive Officer
and Chairman of the Board

                            PARTICIPANT INFORMATION

    Certain Information Concerning Participants, Hemagen Diagnostics, Inc. and certain other persons named below who may be deemed to be "participants" in the solicitation of revocations of consents in response to the proposed consent solicitation by the Shareholder Group. The participants may include the directors of Hemagen as well as the officers listed below. Carl Franzblau, Ph.D. is the Chairman of the Board of Directors, Chief Executive Officer, President and Secretary of Hemagen. Dr. Franzblau beneficially owns 719,021 shares of Hemagen common stock, including 314,511 shares owned by Dr. Franzblau's spouse, options to purchase 20,000 shares, and options to purchase 40,000 shares exercisable by Dr. Franzblau's spouse. Dr. Franzblau disclaims beneficial ownership over all shares held by his spouse. Ricardo M. de Oliveria, M.D. is the Vice President of Research and Development and a Director of Hemagen. Dr. de Oliveira beneficially owns 345,684 shares of Hemagen's common stock, including options to purchase 10,000 shares, and 40,014 shares held by Dr. de Oliveira's spouse. Alan S. Cohen, M.D. is a Director of Hemagen. Mr. Cohen beneficially owns 148,705 shares of Hemagen common stock. Lawrence Gilbert is a Director of Hemagen. Mr. Gilbert beneficially owns 118,687 shares of Hemagen common stock, of which 44,000 are held by his spouse. Mr. Gilbert disclaims beneficial ownership over all shares held by his spouse. Paul N. Fruitt is a Director of Hemagen. Mr. Fruitt beneficially owns 8,000 shares of Hemagen common stock. Charles W. Smith is a director of Hemagen. Mr. Smith beneficially owns 146,659 shares of Hemagen common stock. Myrna Franzblau is the Treasurer and Director of Human Resources of Hemagen, and the spouse of Dr. Carl Franzblau. Ms. Franzblau beneficially owns 719,021 shares of Hemagen common stock, including 344,510 shares owned by Ms. Franzblau's spouse, options to purchase 40,000 shares, and options to purchase 20,000 shares exercisable by Ms. Franzblau's spouse. Ms. Franzblau disclaims beneficial ownership over all shares held by her spouse. William Franzblau is the Chief Financial Officer and General Counsel of Hemagen. Mr. Franzblau beneficially owns 94,890 shares of Hemagen common stock including options to purchase 30,000 shares.

                                       2
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If you have any question or need assistance in completing the BLUE consent revocation card, please contact:

                                     [LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885